Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of           day of July, 2006 between Tara Poseley (“Executive”) and THE CHILDREN’S PLACE SERVICES COMPANY, LLC, a Delaware limited liability company (“Employer”).

SECTION 1

EMPLOYMENT OF EXECUTIVE

1.01.        Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

SECTION 2

EMPLOYMENT PERIOD

2.01.        The term of Executive’s employment under this Agreement shall be effective as of September 18, 2006 (“Effective Date”) and shall continue until termination of Executive’s employment in accordance with the provisions of Section 5. The period of Executive’s employment by Employer shall be referred to as the “Employment Period” and the date of Executive’s termination of employment with the Employer shall be referred to as the “Termination Date.”

SECTION 3

DUTIES

3.01.        Generally.       During the Employment Period, Executive (a) shall serve as President of Disney Store North America, (b) shall serve as a member of the Executive

Management Committee of Employer, (c) shall devote all of her business time and attention to the business and affairs of Employer and other enterprises controlled by, or under common control with, Employer (Employer and such entities being referred to collectively as the “Company”), and (d) shall use her best efforts, skills and abilities in the diligent and faithful performance of her duties and responsibilities hereunder. Notwithstanding the foregoing, Executive shall have the right to (a) engage in personal investment activities for herself and her family and (b) engage in charitable and civic activities, provided the outside activities set forth in (a) and (b) hereof do not interfere with Executive’s performance of her duties and responsibilities hereunder. In no event shall Executive serve as an officer or director of any other business corporation or as a general partner of any partnership except with the prior written approval of the Chief Executive Officer of Employer.

3.02.        Reporting.       Executive shall report directly to the Chief Executive Officer of Employer. During the Employment Period, Executive will be subject to all of the policies, rules and regulations of which Executive is given notice applicable to senior executives of Employer and will comply with all directions and instructions of the Chairman of the Board and the Chief Executive Officer.

SECTION 4

COMPENSATION

4.01.        Compensation, Generally.      For all services rendered and required to be rendered by Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept (in full payment), Base Salary and Performance Bonus, all as more fully described on Exhibit A, and the Incentive Compensation described in Section 4.06 (collectively, the “Compensation”).

4.02.        Other Benefits.       Except as otherwise provided herein, during the Employment Period, Executive shall be eligible to receive such benefits that the Employer generally makes available to Employer’s senior executives from time to time (other than those benefits provided under or pursuant to separately negotiated individual employment agreements or arrangements). Executive’s Base Salary shall constitute the compensation on the basis of which the amount of Executive’s benefits under any such plan or program shall be fixed and determined.

4.03.        Expense Reimbursement.      Employer shall reimburse Executive for all business expenses reasonably incurred by her in the performance of her duties under this Agreement upon her presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer’s policies and procedures as adopted and in effect from time to time and applicable to its senior executives.

4.04.        Vacations.       Executive shall be entitled to four (4) weeks vacation each twelve-month period worked, which vacation will accrue ratably over the course of such twelve-month period and which shall be taken at such time or times as may be approved by the Chief Executive Officer and shall not unreasonably interfere with Executive’s performance of her duties under this Agreement.

4.05.        Relocation Expenses.      Executive shall be eligible to receive the Employer’s Tier 1 level relocation package which includes the following: (a) Executive shall receive the net sum of $10,000 for relocation incidentals, which sum shall be paid to Executive within thirty (30) days of the Effective Date; (b) Employer shall provide housing in the Los Angeles, California area to Executive and her family for the period of September 18, 2006 through December 31, 2006; and (c) Employer shall pay the costs of roundtrip airfare for either Executive or her family to travel from Executive’s current residence and her principal place of business for each week during the period of September 16, 2006 through December 31, 2006. In the event Executive’s employment is terminated within one (1) year of the Effective Date pursuant to Section 5.02 or Executive voluntarily resigns for any reason other than Good Reason as that term is defined in Section 5.03, Executive shall pay to Employer an amount equal to the total amount of relocation expenses paid on behalf of Executive pursuant to this Section 4.05 within thirty (30) days of termination.

4.06.        Incentive Compensation.      Executive shall be eligible to participate in the Company’s Long Term Compensation Program for its senior executives. Executive shall be entitled to receive an award of 40,000 performance shares at target subject to execution of a performance stock award agreement.

SECTION 5

TERMINATION OF EMPLOYMENT PERIOD

5.01.        Termination Without Cause.      At any time during the Employment Period, by notice to the other, Employer or Executive may terminate Executive’s employment under this Agreement without cause. Such notice shall specify the effective date of termination, which in the case of termination by Executive shall not be less than thirty (30) days after the date of such notice.

5.02.        By Employer: Cause.      At any time during the Employment Period, by notice to Executive, Employer may terminate Executive’s employment under this Agreement for “Cause,” effective immediately. Such notice shall specify the cause for termination. For the purposes of this Section 5.02, “Cause” means:

(a) a breach by Executive of any of the material provisions of this Agreement that Executive fails to remedy or cease within ten (10) business days after notice thereof to Executive; or

(b) any conduct, action or behavior by Executive that has or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company or Executive; or

(c) the commission by Executive of an act involving moral turpitude, dishonesty or fraud, or the engagement in any other willful or intentional misconduct, whether or not in connection with Executive’s employment hereunder; or

(d) Executive shall have committed an act constituting a felony under the laws of the United States or any state or political subdivision thereof.

5.03.        By Executive for Good Reason.       Executive may, at any time during the Employment Period by notice to the Employer, terminate Executive’s employment under this Agreement “for Good Reason” effective immediately. For the purposes of this Section 5.03, “Good Reason” means:

(a)           a relocation of Executive’s principal place of business to a location more than sixty (60) miles from Employer’s current California-based office in Pasadena, California.

(b)           a demotion of Executive’s position, a material, adverse change in Executive’s duties and responsibilities, or an adverse change in Executive’s reporting as set forth in Section 3.02; or

(c)           Employer’s failure to pay any amount or benefits when due, which failure is not cured within ten (10) business days after notice to Employer; or

(d)           Employer’s material breach of this Agreement which breach is not cured within ten (10) business days after notice to Employer.

(e)           Ezra Dabah no longer holds the position of Chief Executive Officer of Employer.

5.04.        Disability.       If during the Employment Period, Executive becomes incapable of fulfilling her obligations hereunder because of injury or physical or mental illness, and such incapacity exists for a period of at least 120 consecutive days or for shorter periods aggregating at least 180 days during any period of twelve consecutive months (“Disability”), Employer may, upon at least fifteen (15) days’ prior written notice to Executive, terminate Executive’s employment under this Agreement. The Disability of Executive shall be determined by an independent physician acceptable to both Employer and Executive or her representative.

SECTION 6

TERMINATION COMPENSATION

6.01.        Entitlement to Payment Upon Termination Without Cause.       Subject to the provisions of Sections 6.02 and 9.08, if Executive’s employment hereunder is terminated by Employer pursuant to Sections 5.01, 5.03, or 8.01 at any time thereafter, Executive shall be entitled to continuation of her Base Salary for a period of one (1) year following such termination (“Severance Payment”), which Severance Payment shall be paid to Executive in equal consecutive bi-weekly installments with the first such installment paid on the first day of the month next following the effective date of termination of Executive’s employment hereunder; provided, however, that to the extent necessary to comply with the restriction of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”) concerning payments to “specified employees,” in no event shall any portion of the Severance Payment be made earlier than the first business day of the seventh month following Executive’s Termination Date (“Delayed Payment Date”). Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if Executive is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the

Identification Date. For purposes of this Agreement, the Identification Date shall be December 31. Receipt of the Severance Payment shall be subject to execution of a separation agreement and general release (the terms of which shall be consistent with this Agreement) in a form reasonably satisfactory to Employer.

6.02.        No Other Termination Compensation.       Executive shall not be entitled to any benefit or compensation following termination of her employment hereunder, except as set forth in this Section 6 and Section 8.01, if applicable.

SECTION 7

LOCATION OF EXECUTIVE’S ACTIVITIES

7.01.        Principal Place of Business.       Executive’s principal place of business in the performance of her duties and obligations under this Agreement shall be in the Los Angeles, California area, which includes Pasadena, California. For so long as Employer’s California-based offices are located in the Los Angeles area, Executive’s principal place of business shall be located at such office.

7.02.        Travel.       Notwithstanding the provisions of Section 7.01, Executive will engage in such travel and spend time in other places as may be necessary or appropriate in furtherance of her duties hereunder.

SECTION 8

CHANGE IN CONTROL

8.01.        Effect of Change in Control.       If a Change in Control (as hereinafter defined) shall occur and if Executive is terminated by Employer or Executive for any reason, all outstanding options or restricted shares, if any, previously granted to Executive, excluding any equity-based compensation granted to Executive pursuant to any long term compensation program which shall be governed by the terms of such long term compensation program, shall immediately vest and Executive shall be entitled to all the payments in Section 6.01.

As used in this Agreement, “Change in Control” means the occurrence during the Term of any of the following events:

(a)           The sale to any purchaser of (i) all or substantially all of the assets of the Employer or (ii) capital stock representing more than 50% of the stock of the Employer entitled to vote generally in the election of directors of the Employer; or

(b)           The merger or consolidation of the Employer with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving or resulting corporation in such merger or consolidation is held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the outstanding securities of the Employer; or

(c)           There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each promulgated pursuant to the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d) (2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the voting stock of Employer; or

(d)           Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of Employer has occurred or will occur in the future pursuant to any then existing contract or transaction.

SECTION 9

NON-SOLICITATION, USE OF NAME,

AND CONFIDENTIAL INFORMATION

9.01.        Non-Solicitation; Use of Name.       During the Employment Period and continuing through the first anniversary of the date in which Executive ceases to be an employee of the Company (the “Covenant Period”), Executive will not:

(a)           Directly or indirectly employ (other than on behalf of the Company), solicit or entice away any director, officer or employee of the Company or any of its subsidiaries; or

(b)           Take any action to interfere, directly or indirectly, with the goodwill of the Company or any of its subsidiaries, or induce or attempt to induce any Person doing business with the Company to cease doing business with the Company; or

(c)           Use the name of the Company or its subsidiaries in the conduct of any business activities (except in furtherance of the Company’s business) or for Executive’s personal use without the prior written consent of the Company.

9.02.        Confidential and Proprietary Information; Work Product; Warranty.

(a)           Confidentiality.       Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Company and which are used by the Company in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Company’s relationships with its customers, including the financial relationship with a customer; (iii) the Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Company’s business. Executive shall not, at any time during or after her employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Company or as required in the performance of her duties and responsibilities hereunder. Executive shall return all Company property, such as computers, software and cell phones, and documents (and any copies including in machine or human-readable form), to the Company when her employment terminates. Executive shall not be required to keep confidential any information, which is or becomes publicly available or is already in her possession (unless obtained from the Company). Further,

Executive shall be free to use and employ her general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as she applies such information without disclosure or use of any Confidential Information. Executive hereby acknowledges that her employment under this Agreement does not conflict with, or breach any existing confidentiality, non-competition or other agreement to which Executive is a party or to which she may be subject.

(b)           Work Product.       Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by her during her employment by the Company and for a period of six (6) months thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are derived from any work performed by Executive on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of her right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with her recognition of the Company’s absolute ownership of all Work Product, Executive agrees that she shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) business days’ written notice from the Company, Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, she hereby appoints any of the Company’s officers as her attorney-in-fact to execute such documents on her behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

(c)           Warranty.       Executive represents and warrants to the Company that (i) there are no claims that would adversely affect her ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) Executive has the legal right to grant the Company the assignment of her interest in the Work Product as set forth in this Agreement; and (iv) she has not brought and will not bring to her employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information of another, or computer software, except for software that she has a right to use for the purpose for which it shall be used, in her employment hereunder.

9.03.        Injunctive Relief.       Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 9 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law. The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

9.04.        Essential and Independent Agreements.       It is understood by the parties hereto that Executive’s obligations and the restrictions and remedies set forth in this Section 9 are essential elements of this Agreement and that but for her agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed her. Executive’s obligations and the restrictions and remedies set forth in this Section 9 are independent agreements and the existence of any claim or claims by her against the Company under this Agreement or otherwise will not excuse her breach of any of her obligations or affect the restrictions and remedies set forth under this Section 9.

9.05.        Survival of Terms; Representations.       Obligations under this Section 9 hereof shall remain in full force and effect notwithstanding the termination of Executive’s employment. Executive acknowledges that she is sophisticated in business, and that the restrictions and remedies set forth in this Section 9 do not create an undue hardship on her and will not prevent her from earning a livelihood. She further acknowledges that she has had a sufficient period of time within which to review this Agreement, including this Section 9, with an attorney of her choice and she has done so to the extent she desired. Executive and the Company agree that the restrictions and remedies contained in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that she and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. Executive agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

9.06.        Mutual Non-Disparagement.       Neither Executive nor senior executives of Employer will make or authorize any public statement disparaging the other in its or her business interests and affairs. Notwithstanding the foregoing, neither party shall be (a) required to make any statement that it or she believes to be false or inaccurate, or (b) restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process.

9.07.        Other Duties of Employee During and After Employment Period.       Both during and after the Employment Period, Executive shall, upon reasonable notice, furnish such information as may be in her possession to, and cooperate with, the Company as may reasonably be requested by the Company in connection with any litigation in which the Company is or may be a party.

9.08.        Breaches of Provisions.       If Executive breaches any of the provisions of this Section 9 then, and in any such event, in addition to other remedies available to Employer,

Executive shall not be entitled to any Termination Compensation, including any Termination Compensation made to her hereunder prior to Employer’s discovery of such breach.

SECTION 10

MISCELLANEOUS

10.01.      Notices.       Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by certified mail, postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:

	Attention:	Steven Balasiano, Esq.
Senior Vice President, General Counsel
and Chief Administrative Officer
The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, NJ 07094

With Copies to:

Ezra Dabah
Chairman/Chief Executive Officer
The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, NJ 07094

If to Executive:

Tara Poseley
The Children’s Place Services Company, LLC
443 South Raymond Avenue
Pasadena, CA 91105

10.02.      Taxes.       Employer is authorized to withhold from payments made hereunder to Executive such amounts for income tax, social security, unemployment compensation and other judgment of Employer to comply with applicable laws and regulations.

10.03.      Governing Law.       This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed therein.

10.04.      Headings.       All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement. Should any provision of this Agreement require judicial interpretation, the court interpreting or construing the same shall not construe the provision against any party by reason of the rule of interpretation that a document is to be construed more strictly against the party who prepared the same.

10.05.      Waiver of Breach.       The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

10.06.      Assignment.       This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that Employer may assign this Agreement to any of its affiliates or in connection with the reorganization, merger or sale of Employer or the sale of substantially all the assets of Employer, and the provisions of this Agreement shall inure to the benefit of, and be binding upon, each successor of Employer, whether by merger, consolidation, transfer of all or substantially all of its assets, or otherwise.

10.07.      Counterparts.       This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.08.      Severability.       If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provisions of this Agreement, as the case may be, shall nevertheless remain in full force and effect.

[The remainder of this page is intentionally left blank.]

10.09.      Entire Agreement and Integration.       This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. Such Agreement supersedes any prior agreement between the parties relating to the subject matter hereof, including without limitation the Prior Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By:
EZRA DABAH

TARA POSELEY

Exhibit A

COMPENSATION

1.             Base Salary:       At the initial rate of $625,000 per year, payable in equal installments not less frequently than monthly during each year of the Employment Period. Base Salary shall be subject to annual review by the Compensation Committee.

2.             Performance Bonus:       Following each Performance Period (as defined in the Annual Management Incentive Bonus Plan (“Bonus Plan”)), Executive shall be entitled to receive a Performance Bonus in accordance with, and subject to, the Bonus Plan. The amount of the Performance Bonus for each Performance Goal (as defined by the Annual Management Incentive Plan) will be subject to approval by the Compensation Committee but, in no event shall be less than, the product of (a) Executive’s annual Base Salary, times (b) a percentage equal to or greater than 50%, times (c) the Bonus Percentage (which shall mean, for each Performance Period, a percentage for such period that is determined in accordance with Section 5 of the Bonus Plan).

3.             Guaranteed Performance Bonus:

(a)       Executive’s Performance Bonus for the 2006 Performance Period shall be based on a six-month period. Executive shall be guaranteed a minimum Performance Bonus in the amount of $156,250 for the 2006 Performance Bonus, which amount shall be paid in February 2007. The parties acknowledge that the maximum Performance Bonus that Executive may receive for the 2006 Performance Period shall be $312,500.

(b)       Executive shall be guaranteed a minimum Performance Bonus in the amount of $312,500 for the 2007 Performance Period, which amount shall be paid as follows: $156,250 shall be paid in August 2007 and the remainder of the 2007 Performance Bonus, which includes the guaranteed amount of $156,250 plus any additional amount to be paid in accordance with the Bonus Plan, shall be paid in March 2008. The parties acknowledge that the maximum Performance Bonus that Executive may receive for the 2007 Performance Period shall be the product of (i) Executive’s annual Base Salary, times (ii) 50%, times (iii) the Bonus Percentage and shall be subject to, and in accordance with, the Bonus Plan.

THE CHILDREN’S
PLACE

February 27, 2007

Tara Poseley
Disney Store North America
443 N. Raymond Avenue
Pasadena, California 91105

Dear Tara:

This letter set forth the terms of our agreement modifying your Employment Agreement dated July 28, 2006 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Agreement.

With respect to Section 4.05 of the Agreement, the parties agree that the Employer shall continue to provide housing in the Los Angeles, California area to you and your family for the period of January 1, 2007 through May 31, 2007 (“Additional Housing Allowance”), and that the total amount for the Additional Housing Allowance, including the tax gross up, shall not exceed Seventy-Five Thousand Dollars ($75,000). The parties acknowledge and agree that, in the event your employment is terminated for the reasons set forth in Section 4.05 of the Agreement, the total relocation expenses that you shall pay to the Employer within thirty (30) days of your termination shall include the Additional Housing Allowance.

Except as modified by this letter, all other terms of the Agreement shall remain in full force and effect.

If the foregoing accurately sets forth the terms of our agreement, please return the signed letter to my attention at your earliest convenience.

Sincerely,

/s/ Sue Riley
Sue Riley
Executive Vice President

Agreed and accepted on this 27 day of February, 2007

/s/ Tara Poseley
Tara Poseley